Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-11 of TNP Strategic Retail Trust, Inc. of our report dated March 30, 2012, relating to our audit of the consolidated financial statements and the financial statement schedule as of and for the year ended December 31, 2011, which appear in the Annual Report on Form 10-K of TNP Strategic Retail Trust, Inc. for the year ended December 31, 2011.

We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ McGladrey LLP

Irvine, California

June 15, 2012